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MEASUREMENT SPECIALTIES, INC.
EXHIBIT 11 - STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
September 30, 1997
                                                For the three months                 For the six months
                                                 ended September 30,                 ended September 30,
                                                1997            1996                1997            1996
Primary net income (loss) per common share:

     Net income (loss)                       $278,874       ($160,085)           $223,766       ($372,253)
     Assumed interest income net of tax
       effect under modified treasury stock
       method (a)                               8,215                              16,807
                                             --------        --------             --------       --------
          Net income (loss) available to
            common shareholders              $287,089       ($160,085)           $240,573       ($372,253)

     Weighted average common shares
        outstanding                         3,549,687       3,531,987           3,545,781       3,531,204
     Net effect of dilutive common
        equivalent shares based on the
        modified treasury stock method
        using average market price (a)        247,564                             250,828
                                            ---------       ---------           ---------       ---------
          Total                             3,797,251       3,531,987           3,796,609       3,531,204
                                            ---------       ---------           ---------       ---------
                                            ---------       ---------           ---------       ---------
Primary net income (loss) per common share      $0.08          ($0.05)              $0.06          ($0.11)


Fully diluted net income (loss) per common share:

     Net income (loss)                       $278,874       ($160,085)           $223,766       ($372,253)
     Assumed interest income net of tax
       effect under modified treasury stock
       method (a)                               8,215                              16,807
                                            ---------       ---------           ---------       ---------
          Net income (loss) available to
            common shareholders              $287,089       ($160,085)           $240,573       ($372,253)

     Weighted average common shares
       outstanding                          3,549,687       3,531,987           3,545,781       3,531,204
     Net effect of dilutive common
       equivalent shares based on the
       modified treasury stock method using
       period-end market price, if higher
       than average market price (a)          247,564                             250,828
                                            ---------       ---------           ---------       ---------
          Total                             3,797,251       3,531,987           3,796,609       3,531,204
                                            ---------       ---------           ---------       ---------
                                            ---------       ---------           ---------       ---------
Fully diluted net income (loss) per             $0.08          ($0.05)              $0.06          ($0.11)
  common share (a)


(a)  Improvements of earnings per common share have not been taken into account
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